Exhibit 99.1
The National Starch Business of
Akzo Nobel N.V.
(‘National Starch’)
Combined financial statements as of and for each of the
two years ended December 31, 2009 and 2008
August 17, 2010

INDEX TO THE COMBINED FINANCIAL STATEMENTS

Combined statements of operating activities for the years ended December 31, 2009 and 2008	2
Combined statements of assets and liabilities as of December 31, 2009 and 2008	3
Combined statements of identifiable cash flows for the years ended December 31, 2009 and 2008	4
Notes to the combined financial statements	5
Independent auditors’ report	28

NATIONAL STARCH
COMBINED STATEMENTS OF OPERATING ACTIVITIES
(Amounts in millions of US dollars)

For the year ended December 31,			2009		2008

	Note
Revenues		1,208.4		1,285.6
Revenues from related parties	3	16.4		24.7
Cost of sales		(978.2)		(978.2)

Gross profit			246.6		332.1

Selling expenses		(85.4)		(79.1)
General and administrative expenses	3	(97.6)		(91.9)
Research and development expenses		(16.2)		(16.5)
Other operating income / (expenses)		4.6		3.2
			(194.6)		(184.3)

Operating income			52.0		147.8

The accompanying notes are an integral part of these combined financial statements.

NATIONAL STARCH
COMBINED STATEMENTS OF ASSETS AND LIABILITIES
(Amounts in millions of US dollars)

As of December 31,			2009		2008

	Note

Assets
Non-current assets
Property, plant and equipment	5	491.0		491.6
Other assets		28.4		30.0

Total non-current assets			519.4		521.6

Current assets
Inventories	6	176.9		217.7
Trade and other receivables	3, 7	171.7		179.3

Total current assets			348.6		397.0

Total assets			868.0		918.6

Liabilities
Non-current liabilities
Provisions	8	125.6		107.8

Total non-current liabilities			125.6		107.8

Current liabilities
Trade and other payables	3, 9	211.9		212.2
Current portion of provisions	8	4.4		3.4

Total current liabilities			216.3		215.6

Total liabilities			341.9		323.4

Net assets			526.1		595.2

The accompanying notes are an integral part of these combined financial statements.

NATIONAL STARCH
COMBINED STATEMENTS OF IDENTIFIABLE CASH FLOWS
(Amounts in millions of US dollars)

For the year ended December 31,		2009		2008

Operating income		52.0		147.8

Adjustments to reconcile operating income to net cash generated from operating activities:
Depreciation and amortization	43.4		44.0
Gain recognized on Lane Cove acquisition	(0.3)		—
Realized loss/(gain) on corn inventory hedging positions (non-cash recognized in income)	41.9		(0.8)
Loss on disposals of property, plant and equipment	4.4		1.7
Unrealized gain on derivative contracts	(2.3)		—
Corporate overhead allocations from parent	3.0		2.0
Changes in working capital:
Trade and other receivables	16.2		(30.8)
Inventories	49.6		(58.9)
Trade and other payables	(19.6)		39.6
Net cash proceeds received/(payments made) on settled corn derivative contracts	10.4		(41.9)
Net change in provisions	10.2		(1.7)

Net cash from operating activities		208.9		101.0

Investing activities
Purchases of property, plant and equipment	(31.1)		(39.4)
Proceeds from disposals of property, plant and equipment	0.1		0.2
Net change in other investments	2.3		(1.2)
Acquisition of Lane Cove	(11.1)		—
Net cash from investing activities		(39.8)		(40.4)

Net cash from operating and investing activities		169.1		60.6

The accompanying notes are an integral part of these combined financial statements.

NATIONAL STARCH
NOTES TO THE COMBINED FINANCIAL STATEMENTS
Note 1—Business and Basis of Presentation
Business
National Starch (the “Business” or the “Company”) is a business of Akzo Nobel N.V. (“AkzoNobel”). The Company is a leading global supplier of specialty starches, principally focused on supplying the food industry. Additionally, the Company serves niche papermaking markets and supplies high-end industrial starch applications.
The Company’s headquarters are located in Bridgewater, New Jersey, USA. Operating facilities which manufacture products from different indigenous sources of starch (e.g. corn, tapioca, potato and rice) are located in Australia, Brazil, China, Germany, Mexico, Thailand, the UK and the USA. In total, the Business has 11 manufacturing facilities globally in eight countries, and there is a blend of upstream (wet milling) and downstream (specialty processing) capabilities amongst the plants.
Basis of Presentation
In January 2008, AkzoNobel completed the acquisition of Imperial Chemical Industries Plc. (“ICI”). The Company was an existing business of ICI. These combined financial statements have been prepared on a combined “carve-out” basis from the books and records of AkzoNobel to represent the assets and liabilities and operating activities of the Company as if it had existed as a group of consolidated businesses as of and during the years ended December 31, 2009 and 2008, and applying International Accounting Standard (“IAS”) 27, Consolidated and Separate Financial Statements to account for intergroup investments and transactions.
Furthermore, these combined financial statements exclude all purchase price allocation impacts related to the National Starch business, resulting from AkzoNobel’s purchase of ICI, and are stated at the historical amounts prior to the acquisition by AkzoNobel.
These combined financial statements have been prepared in order to fulfill the anticipated reporting requirements of Corn Products International, Inc. (“CPI”) (see Note 12) under the Securities Act of 1933 and the Securities Exchange Act of 1934, including those of the Securities and Exchange Commission Regulation S-X 3-05 (“Regulation S-X 3-05”), Financial statements of businesses acquired or to be acquired. The recognition and measurement principles of International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) have been applied to the assets, liabilities, income, expenses and cash flows included in these combined financial statements as described in Note 1 and Note 2 to comply with Regulation S-X 3-05.
As these combined financial statements do not include the effects of financing and income taxes, certain presentation and disclosures required by IFRS have been omitted in these combined financial statements, including complete statements of financial position, statements of comprehensive income, statements of equity and statements of cash flows, and certain other information required by International Accounting Standard (“IAS”) 1, Presentation of Financial Statements and other related disclosures.
These combined financial statements reflect the assets, liabilities, revenues, expenses and cash flows of the Company, except as noted below. During 2009 and 2008, several legal restructurings have taken place and therefore the legal structure during those two years is different from the structure at December 31, 2009. The legal entities wholly owned by AkzoNobel forming part of the Company as of December 31, 2009, are as follows:

Legal Entity	Country of Incorporation
National Starch Pty Ltd*	Australia
NSC Industrial Ltda	Brazil
National Starch ULC	Canada
NSS (Shanghai) Ltd	China

Legal Entity	Country of Incorporation
Almidones y Quimicos Internacionales SA	Costa Rica
Deutsche ICI GmbH	Germany
NSC GmbH	Germany
PT National Starch	Indonesia
Nippon NSC Ltd	Japan
N-Starch Sdn Bhd	Malaysia
ICI Mauritius (Holdings) Ltd	Mauritius
Aranal SA de CV	Mexico
Grupo ICI Mexico SA de CV	Mexico
ICI Servicios Mexico SA de CV	Mexico
National Starch Servicios SA de CV	Mexico
Inter-National Starch Inc	Philippines
National Starch Pte Ltd	Singapore
NSC (Thailand) Ltd	Thailand
Brunob II B.V.	The Netherlands
Brunob IV B.V.	The Netherlands
Laing National Ltd	United Kingdom
National Starch LLC	United States of America
Raymond and White River LLC	United States of America

*	Including Branch Office New Zealand
Additionally, for the following legal entities wholly owned by AkzoNobel which will not be transferred in any sale of National Starch, National Starch has historically had employees based in and/or has had trading activities included within these legal entities. Any National Starch related assets, liabilities, revenues, expenses, or cash flows that pertain directly to the National Starch business from these entities have been included in these combined financial statements. The non-National Starch businesses of these legal entities are dissimilar from National Starch, have historically been managed as if they were autonomous from National Starch, have no more than incidental common facilities and costs with National Starch, will be operated and financed autonomously from National Starch after the sale of National Starch, and National Starch is not expected to have material financial commitments, guarantees, or contingent liabilities to or from the non-National Starch businesses after the sale of National Starch.

Legal Entity	Country of Incorporation
Akzo Nobel Quimica SA	Argentina
Akzo Nobel Coatings CZ s.r.o.	Czech Republic
Akzo Nobel SAS	France
Akzo Nobel India Ltd.	India
Akzo Nobel Chemical Spa	Italy
Akzo Nobel Powder Coatings Korea Co. Ltd.	Korea
Akzo Nobel Decorative Paints SP Z o.o.	Poland
Akzo Nobel Representative Office	Russia
ICI South Africa (Pty) Ltd.	South Africa
Akzo Nobel Packaging Coatings SA	Spain
EKA Chemicals AB	Sweden
Elotex AG	Switzerland
Akzo Nobel Functional Chemicals B.V.	The Netherlands
Akzo Nobel Representative Office	Ukraine
National Starch & Chemical Ltd.	United Kingdom
Akzo Nobel Paints Vietnam Ltd.	Vietnam

Under the “carve-out” basis of presentation, these combined financial statements include allocations for various expenses, including corporate administrative expenses incurred by AkzoNobel and an allocation of certain assets and liabilities historically maintained by AkzoNobel, and an allocation of income and expenses related to such assets and liabilities. These include corporate overhead allocations, pension expenses and liabilities and other post-employment benefit expenses and provisions. The various allocation methodologies for these items are discussed in the notes to these combined financial statements.
With regard to corporate administrative expenses allocated to the Company from AkzoNobel, total AkzoNobel costs approximating $50.6 million and $47.8 million have been considered for allocation to these combined financial statements for the years ended December 31, 2009 and 2008, respectively. These overhead costs include services provided to the Company relating to human resources, procurement, treasury, accounting, tax, and legal related services. These costs have been allocated to the Company based primarily on the headcount or revenues of the Company compared to those of AkzoNobel. Using these allocation methods, corporate overheads of $3.0 million and $2.0 million have been allocated to the Company for the years ended December 31, 2009 and 2008, respectively. Further indirect corporate costs, such as those related to the board of management, corporate governance, communications, investor relations and internal audit have been incurred by AkzoNobel; however these costs have not been considered for allocation to the Company. During 2008, AkzoNobel decided that the Company should be operated independently for strategic purposes and not be integrated into AkzoNobel or be included in AkzoNobel’s corporate programs and activities.
Beginning in April 2008 and continuing throughout 2008 and 2009, various Transitional Service Agreements (“TSAs”) were entered into with former parts of the ICI business, including businesses sold by AkzoNobel and integrated into AkzoNobel. These agreements covered various items including finance, information technology, human resources and support services, product supply and contract manufacturing. The TSA costs were based on the 2008 budgets for actual services allocated with a 5% inflation factor effective April 1, 2009. During 2009, the Company pursued a self-sufficiency agenda including the establishment of independent support functions while exiting the vast majority of TSAs.
The charges related to the TSAs, as well as the allocations for various expenses incurred by AkzoNobel, that have been included in these combined financial statements, may not be representative of the cost which would have been incurred by the Company on a stand-alone basis or which will be incurred under different ownership in the future.
These combined financial statements exclude the effects of financing and income taxes since AkzoNobel uses a centralized approach to cash management and to finance its global operations as well as to manage its global tax position.
Financing
The combined statements of operating activities exclude financing costs. The combined statements of operating activities do include gains and losses related to futures and options for commodity hedging as well as gains and losses related to forward foreign exchange contracts and foreign exchange differences.
The combined statements of assets and liabilities exclude all cash and short-term and long-term borrowings due from or to third parties (such as bank overdrafts, borrowings and loans) as well as related parties. The combined statements of identifiable cash flows exclude all financing related cash flows.
Income Taxes
The combined statements of operating activities exclude income tax charges. The combined statements of assets and liabilities exclude all balances related to deferred income taxes (both assets and liabilities), as well as current income tax payables and receivables. The combined statements of identifiable cash flows exclude all cash flows related to income taxes.
As a result of the foregoing exclusions, the combined financial statements may not necessarily be indicative of the Company’s financial position, results of operations, or cash flows had the Company operated on a separate stand-alone basis during the periods presented, or for future periods. Furthermore, the combined financial statements do not reflect the financial impact of the actual separation of the Company from AkzoNobel.
These combined financial statements are presented in US dollars.
Note 2—Significant Accounting Policies
The accounting policies as set out below have been applied consistently in preparing the combined financial statements for the years ended December 31, 2009 and 2008.
A summary of the significant accounting policies used in the preparation of the accompanying combined financial statements is presented below.
Principles of combination
These combined financial statements include the accounts of the Company’s operations controlled by AkzoNobel and have been combined as if they were a single consolidated group for all periods presented.
All intercompany balances and transactions with combined entities have been eliminated. However, intercompany balances and transactions with other AkzoNobel businesses, excluding National Starch, have not been eliminated but are presented as balances and transactions with related parties, except for those balances related to financing and income taxes, as these balances are excluded from the combined financial statements.
Use of estimates
The preparation of financial statements requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.
The most critical accounting policies involving a higher degree of judgment and complexity in applying principles of valuation are described below. Changes in the assumptions and estimates as described could result in significantly different results than those recorded in the combined financial statements. The Company’s most significant accounting policies are:
A. Impairment of property, plant and equipment and estimation of useful lives
The Company assesses whether the carrying values of intangible assets and of property, plant and equipment are recoverable. In this assessment, the Company makes significant judgments and estimates to determine if the higher of the fair value less costs to sell or the value in use is less than their carrying values. The data necessary for the impairment tests are based on the strategic plans of the Company and estimates of future cash flows, which require estimating revenue growth rates and profit margins. The estimated cash flows are discounted using a net present value technique with market assessments of the time value of money and risks specific to the asset.

As part of performing an impairment analysis, the Company applies judgment when determining asset groupings, or cash generating units (“CGUs”). CGUs represent the lowest level of identifiable assets or asset groupings that are largely independent of the cash inflows for other assets or groups of assets of the Company. Given the inter-related cash flows of the business, and the manner in which the business is managed, the identification of CGUs, or groups of CGUs, for the Company requires significant judgment.
Further, the Company estimates the useful lives of intangible assets and property, plant and equipment. This process involves considerable judgment and is based on management’s past experience. Annually and when circumstances arise, the useful lives of intangibles and property, plant and equipment are reassessed and adjusted.
B. Accounting for pensions and other post-retirement benefits
Post-retirement benefits represent obligations that will be settled in the future and require assumptions to project obligations and returns on plan assets. The accounting requires the Company to make assumptions regarding variables such as discount rate, rate of compensation increase, return on assets, mortality rates and future healthcare costs. Periodically, the Company consults with external actuaries regarding these assumptions. Changes in key assumptions can have a significant impact on the projected benefit obligations, funding requirements and periodic costs incurred.
Translation of foreign currencies
Assets and liabilities of foreign combined entities and businesses are translated into US dollars, the reporting currency of the Company, at exchange rates ruling at the reporting date. Revenues and expenses are translated into US dollars at average rates for the respective periods. Impacts of the translation of foreign currencies are included in net assets.
Exchange gains and losses arising from operating transactions denominated in a currency other than the functional currency of the entity involved are recorded within operating income in the combined statements of operating activities.
Exchange rates against the reporting currency used in the preparation of the combined statements of operating activities and the combined statements of assets and liabilities include:

	Combined statement of		Combined statement of
	assets and liabilities		operating activities
	2009	2008	2009	2008

Australian Dollar	1.1120	1.4427	1.2665	1.1889
Brazilian Real	1.7400	2.3308	1.9814	1.8244
Canadian Dollar	1.0497	1.2129	1.1335	1.0650
Chinese Renminbi	6.8268	6.8219	6.8341	6.9531
Euro	0.6943	0.7096	0.7174	0.6797
Japanese Yen	92.2254	90.2446	93.4056	103.0184
Mexican Peso	13.0774	13.7726	13.5274	11.1667
Pound Sterling	0.6200	0.6914	0.6385	0.5474
Thai Baht	33.3356	34.7150	34.2959	33.1950
Principles of valuation
The principles of valuation and determination of income used in these combined financial statements are based on historical costs, unless stated otherwise in the principles of valuation of assets and liabilities.
Revenue recognition
Revenues are defined as the consideration expected to be received from the sale and delivery of goods. Revenues are presented net of value-added-tax, rebates, discounts and similar allowances.

Revenues from sales of goods and any byproducts are recognized when the significant risks and rewards have been transferred to a third party. No revenue is recognized if there are significant uncertainties regarding the recovery of the consideration due, associated costs, or the possible return of goods, or if management has continuing involvement with the goods.
Cost of sales
Cost of sales comprises the manufacturing costs of the goods sold and delivered and any inventory write-downs to net realizable value, offset by reversals of any such write-downs.
Manufacturing costs include items such as:
•	the costs of raw materials, including hedging gains and losses, and supplies, energy and other materials;

•	overhead charges assigned to the production process;

•	depreciation and the costs of maintenance of the assets used in production; and

•	salaries, wages and social charges for the personnel involved in manufacturing.
Intangible assets and goodwill
Intangible assets and goodwill are presented under other assets in the combined statements of assets and liabilities. The intangible assets, none of which have indefinite lives, are valued at cost less accumulated amortization and impairment charges. All intangibles assets and goodwill are tested for impairment whenever there is an indication that the asset may be impaired. Goodwill is not amortized but tested for impairment annually. In cases where the carrying value of intangible assets or goodwill exceeds the recoverable amount, an impairment charge is recognized in the combined statements of operating activities.
Intangible assets with a finite useful life, such as certain licenses, computer software and patents, are capitalized at historical cost and amortized on a straight-line basis over the estimated useful life. Amortization methods, useful lives and residual values are reassessed annually.
Intangible assets, other than goodwill, included in other assets, totals $6.4 million and $6.0 million as of December 31, 2009 and 2008, respectively. Goodwill, included in other assets, totals $11.4 million and $10.9 million as of December 31, 2009 and 2008, respectively.
During 2009, the Company acquired the Lane Cove business in Australia. The acquisition consideration totaled $13.6 million. $11.1 million of the total purchase price was paid in cash during the year ended December 31, 2009 and the remainder in 2010. Based on the purchase price allocation an amount of $0.3 million negative goodwill was recognized in other operating income/(expenses) in relation to this acquisition.
Research and development costs
Expenditures on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding are recognized in the combined statements of operating activities as an expense as incurred. Development costs are capitalized if the costs can be measured reliably, the product or process is technically and commercially feasible, sufficient future economic benefits will be generated, and the Company has sufficient resources to complete the development. The expenditures capitalized, if any, include the cost of materials, direct labor and overhead costs that are directly attributable to preparing the asset for its intended use. No development expenditure has been capitalized in these combined financial statements.
Property, plant and equipment
Property, plant and equipment are stated at historical cost less accumulated depreciation and any impairment recognized.
Subsequent costs are included in an asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the combined statements of operating activities during the financial period in which these costs are incurred.
Land is not depreciated. The cost of other property, plant and equipment is depreciated using the straight-line method over the estimated useful lives of the respective assets. The useful life for buildings is up to 40 years and up to 17 years for plant and equipment.
Useful lives and residual values are reassessed annually. Components of property, plant and equipment that have different useful lives are accounted for as separate items of property, plant and equipment. The costs of major maintenance activities are capitalized as separate components of property, plant and equipment and depreciated over the remaining useful lives of the components.
Leases
Leases of property, plant and equipment are classified as finance leases if the Company has substantially all the risks and rewards of ownership. All other leases are accounted for as operating leases.
Finance leases are capitalized at the commencement of the lease at the lower of the fair value of the leased property or the present value of the minimum lease payments. Property, plant and equipment acquired under finance leases are depreciated over the shorter of the useful life of the asset or the lease term.
Operating lease payments are recognized as an expense in the combined statements of operating activities on a straight-line basis over the term of the lease.
Impairment
The carrying amounts of the Company’s assets are reviewed at each reporting date to determine whether there is any indication of impairment. If the carrying value of an asset or its cash-generating unit exceeds its estimated recoverable amount, an impairment loss is recognized in the statements of operating activities.
Impairment losses recognized within a cash-generating unit are allocated first to the carrying amount of goodwill and then to the carrying amount of the other assets on a pro rata basis. For goodwill the recoverable amount is estimated at each reporting date. An impairment loss in respect of goodwill is not reversed. In respect of other assets, an impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.
Inventories
Finished goods, raw materials and other inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less selling expenses and estimated costs of completion.
Costs of inventories comprise all costs of the raw materials, costs of conversion and other related costs incurred in bringing the inventories to the present location and condition. The costs of conversion of inventories include direct labor and fixed and variable production overheads, and take into account the stage of completion. The cost of inventories is determined using the weighted average cost formula.
Trade and other receivables
Trade and other receivables, excluding derivative financial instruments, are stated at amortized cost, using the effective interest method, less any impairment loss. An allowance for impairment of trade and other receivables is established if the collection of a receivable becomes doubtful. Such receivable becomes doubtful when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization and default or delinquency in payments are considered indicators that the receivable is impaired. The amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. An impairment loss is recognized in the combined statements of operating activities, as are subsequent recoveries of previous impairments.
Financial instruments
Regular purchases and sales of financial assets and liabilities are recognized on a trade date basis, which is the date the Company commits to purchase or sell the asset. The initial measurement of all financial instruments is fair value adjusted for directly attributable transaction costs.
Derivative financial instruments
Derivative financial instruments include foreign exchange contracts, futures contracts and options contracts. All derivative financial instruments are recognized at fair value on the combined statements of assets and liabilities.
Fair values are derived from market prices and quotes from dealers and brokers, or are estimated using observable market inputs. Foreign exchange and commodity contracts are reported within current assets or current liabilities. Changes in the fair value of foreign exchange contracts are recognized in cost of sales or other operating income/(expenses), depending on the nature of the transaction, while changes in the fair value of commodity contracts are recognized in cost of sales, unless cash flow hedge accounting is applied. In that case, the effective part of the fair value changes is deferred as part of net assets until inventories are recognized and released to cost of sales in the combined statements of operating activities at the same time as the hedged item or earlier if it is determined that a deferred loss will not be recovered in one or more future periods.
Both at the hedge inception and at each quarter end, it is assessed whether the derivatives used are highly effective in offsetting changes in fair values or cash flows of hedged items. When a derivative is not highly effective, hedge accounting is discontinued prospectively. When a cash flow hedge relationship is terminated, the fair value changes deferred in net assets are released to the combined statements of operating activities when the hedged transaction is no longer expected to occur or when it is determined that deferred losses will not be recovered. Otherwise these will be released to the combined statements of operating activities at the same time as the hedged item affects operating income.
Trade and other payables
Trade and other payables, excluding derivative instruments, are measured at amortized cost, using the effective interest method. Their carrying values approximate their cost because of the short-term maturity of these instruments.
Provisions and contingent liabilities
Provisions are recorded when the Company has a present legal or constructive obligation as a result of past events that can be measured reliably, and it is more likely than not that an outflow of resources will be required to settle that obligation. The expected future cash outflows are discounted, if significant, using appropriate pre-tax interest rates reflecting current market assessments of the time value of money and, if applicable, the risks specific to the liability, to reflect the Company’s best estimate to settle the obligation at the reporting date.
Provisions for restructuring are recognized when a detailed and formal restructuring plan has been approved, and the restructuring has either commenced or has been announced publicly.

By their nature, provisions and contingent liabilities are dependent upon estimates and assessments as to whether the criteria for recognition have been met, including estimates of the probability of cash and other resources outflows.
Pensions and other post-retirement benefits
National Starch has both defined benefit and defined contribution plans. A defined contribution plan is a pension plan under which the business is required to pay fixed contributions for current and past service into a separate entity with no legal or constructive obligations to pay further contributions. A defined benefit plan is a pension plan that is not a defined contribution plan.
The Company records all actuarial gains and losses through net assets. The liability recognized in the combined statements of assets and liabilities in respect of defined benefit pension plans is the present value of the defined benefit obligation at the period end date less the fair value of plan assets. The defined benefit obligation is calculated annually using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability.
Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to net assets in the period in which they arise and will not be recognized in the combined statements of operating activities in subsequent periods.
Past-service costs are recognized immediately in income, unless the changes to the pension plan are conditional on the employees remaining in service for a specified period of time (the vesting period). In this case, the past-service costs are amortized on a straight-line basis over the vesting period.
For defined contribution plans, the Company pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The Company has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expense when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in the future payments is available.
In certain countries post-retirement benefits other than pensions are also provided to employees. These plans are generally not funded. Valuations of the obligations under these plans are carried out by independent actuaries based on the projected unit credit method. The costs relating to such plans primarily consist of the present value of the benefits attributed on an equal basis to each year of service and the interest on this obligation in respect of employee service in previous years. The accounting for post-retirement benefits other than pensions is consistent with the Company’s accounting for defined benefit pension plans.
Certain defined benefit pension plans are maintained by AkzoNobel and also include non-National Starch participants. Management has made various assumptions and estimates to allocate the expenses and balances related to these plans to the Company.
Net periodic pension costs are recorded in the combined statements of operating activities following the function of the respective Company employee.
Other long-term employee benefits
Other long-term employee benefits include long-term service benefits and other employee benefits payable more than 12 months after the related service is rendered. These provisions are stated at present value.

New IFRS accounting standards
Several new accounting pronouncements have been issued, but are not effective and have not been adopted early as of the date of the combined financial statements. These include:
•	IFRS 3, Business Combinations and IAS 27, Consolidated and Separate Financial Statements were revised and will be effective for the Company as from 2010, with earlier application permitted. These standards will bring significant changes to the accounting policies related to business combinations and changed ownership interests.

•	IFRS 9, Financial Instruments (replacement of IAS 39) will become effective as from 2013, with earlier adoption permitted. IFRS 9 introduces new requirements for classifying and measuring financial instruments.

•	The IASB’s annual improvements project results in many smaller amendments to several IFRSs. Most amendments will be effective as from 2010.

•	An amendment to IAS 24, Related Party Disclosures clarifies the definition of a related party and provides a partial exemption from the disclosure requirements for government-related entities. The revised standard also clarifies that disclosure is required of any commitments of a related party to do something if a particular event occurs or does not occur in the future. The revised standard is effective as from 2011, with earlier application permitted.

•	An amendment to IFRIC 14 IAS 19 — The Limit on a Defined Benefit Asset, Minimum Funding Requirements and Their Interaction — on minimum funding requirements corrects an unintended consequence of the originally issued interpretation. The amendment is effective as from 2011, with earlier application permitted.
National Starch has not yet assessed the potential impacts that the adoption of the above standards will have on the combined financial statements of the Company.
Note 3—Related Parties
These combined financial statements include transactions with related parties.
In 2009 and 2008, the Company entered into transactions with AkzoNobel and its subsidiaries. Furthermore, AkzoNobel provided corporate services for the Company during the periods presented.
Sales of goods to AkzoNobel and its subsidiaries for the years ended December 31, 2009 and 2008 total $16.4 million and $24.7 million, respectively. From January 1, 2008 to June 30, 2008, these sales to AkzoNobel and its subsidiaries were made at cost ($8.7 million) or at established transfer prices. From July 1, 2008 through December 31, 2009, these sales to AkzoNobel and its subsidiaries were based on cost plus and other transfer pricing methods with margins typically ranging between 20% and 25%.
At December 31, 2009 and 2008, the Company had receivables from AkzoNobel and its subsidiaries of $3.0 million and $1.1 million, respectively. These amounts are reflected in trade and other receivables in the combined statements of assets and liabilities. At December 31, 2009 and 2008, the Company had payables to AkzoNobel and its subsidiaries of $4.0 million and $4.6 million, respectively. These amounts are reflected in trade and other payables in the combined statements of assets and liabilities.
During the years ended December 31, 2009 and 2008, the Company was charged for services provided to the Company. These include, among other items, services at shared sites, insurance, taxation, treasury, human resources, safety, health and environment. These corporate recharges total to $1.6 million and $5.8 million for the years ended December 31, 2009 and 2008, respectively, and are recorded in general and administrative expenses.
From April 1, 2008 to December 31, 2009, the aforementioned charges decreased overall as certain of the corporate groups were disbanded following AkzoNobel’s acquisition of ICI, and the subsequent disposal of certain businesses by AkzoNobel in April 2008. These charges were replaced by TSAs beginning in April 2008, which provided the allotment of services to the Company by AkzoNobel corporate functions, other AkzoNobel business units, and Henkel AG & Co. KGaA (“Henkel”). The TSA costs were based on the 2008 budgets for those services with a 5% inflation factor effective April 1, 2009. These TSA costs were directly charged to the Company for services provided based on rates agreed upon by the providers and recipients of the services included in the TSAs. By 2010, only a few TSAs are remaining and the Company is working toward a full exit of the TSAs, which may be terminated with 4 months notice. The remaining TSAs are in effect with AkzoNobel, none are in operation with Henkel. The TSA costs included in the statements of operating activities were $11.9 million and $11.2 million for the years ended December 31, 2009 and 2008, respectively and includes amounts charged by both AkzoNobel and Henkel. The TSA costs are primarily recorded in general and administrative expenses.
In addition to the above costs historically charged to the Company, additional AkzoNobel administrative expenses have been allocated to the Company in these combined financial statements. General and administrative expenses also include allocated corporate administrative expenses from AkzoNobel of $3.0 million and $2.0 million for the years ended December 31, 2009 and 2008, respectively. These costs include allocations of direct and indirect services provided to the Company relating to human resources, procurement, treasury, accounting, tax, and legal related services. These costs have been allocated to the Company based on headcount or revenues of the Company compared to those of AkzoNobel.
During 2009 and 2008, the Company leased from AkzoNobel, the owner, the Company’s headquarters facility in Bridgewater, N.J., which required an annual payment of $3.0 million to the owner of the property and is subject to escalation clauses. The lease expires in June 2024.
Key management compensation
Key management compensation included in the table below, relates to the Company’s Global Leadership Team members that were active during 2009 and 2008, respectively.
Key Management Compensation

In $ millions	2009	2008
Salaries and other short-term employee benefits	8.4	7.1
Post-employment benefits	0.9	0.9
Other long-term benefits	3.8	—

Total	13.1	8.0

Note 4—Employee Benefits
Salaries, wages and other employee benefits

In $ millions	2009	2008
Salaries and wages	161.9	164.9
Pension and other post-retirement cost	12.1	10.7
Other social charges	9.0	10.9

Total	183.0	186.5

Salaries, wages and other employee benefits per cost category

In $ millions	2009	2008
Cost of sales	92.7	97.2
Selling expenses	48.0	47.9
Research and development expenses	11.9	12.2
General and administrative expenses	30.4	29.2

Total	183.0	186.5

Employees
Average number during the year

	2009	2008
North America	992	1,054
Europe	281	265
Asia	726	655
Latin America	279	256

Total	2,278	2,230

Number of employees at year-end	2,322	2,235
Note 5—Property, Plant and Equipment

	Buildings	Plant equipment
In $ millions	and land	and machinery	Total
Cost of acquisition	303.4	551.2	854.6
Accumulated depreciation	(97.8)	(245.2)	(343.0)

Carrying value at January 1, 2008	205.6	306.0	511.6

Movements in 2008
Divestments and disposals	—	(1.9)	(1.9)
Capital expenditures	11.9	27.5	39.4
Depreciation	(12.7)	(29.9)	(42.6)
Changes in exchange rates	0.7	(15.6)	(14.9)

Total changes	(0.1)	(19.9)	(20.0)

Cost of acquisition	316.2	553.4	869.6
Accumulated depreciation	(110.7)	(267.3)	(378.0)

Carrying value at year-end 2008	205.5	286.1	491.6

Movements in 2009
Acquisitions through business combinations	2.5	4.2	6.7
Divestments and disposals	(1.2)	(3.3)	(4.5)
Capital expenditures	8.2	22.9	31.1
Depreciation	(15.0)	(27.3)	(42.3)
Changes in exchange rates	1.7	6.7	8.4

Total changes	(3.8)	3.2	(0.6)

Cost of acquisition	327.6	585.6	913.2
Accumulated depreciation	(125.9)	(296.3)	(422.2)

Carrying value at year-end 2009	201.7	289.3	491.0

The book value of property, plant and equipment financed by finance lease, and not legally owned by the Company, was $2.5 million and $2.3 million as of December 31, 2009 and 2008, respectively. As of December 31, 2009 and 2008, no item of property, plant and equipment, or other assets, were provided as security for bank loans.
Depreciation per cost category

In $ millions	2009	2008
Cost of sales	(39.1)	(39.3)
Selling expenses	(0.7)	(0.5)
General and administrative expenses	(1.5)	(1.9)
Research and development expenses	(1.0)	(0.9)

Total	(42.3)	(42.6)

Note 6—Inventories

In $ millions	2009	2008
Raw materials and supplies	62.0	64.4
Finished products and goods for resale	118.4	157.4
Provisions for obsolete items	(3.5)	(4.1)

Total	176.9	217.7

In 2009 and 2008, $1.7 million and $2.8 million, respectively, were recognized in the combined statements of operating activities for the write-down of inventories to their net realizable values, while $1.7 million and $2.6 million, respectively, of write-downs were reversed in the period of sale.
As of December 31, 2009, $14.5 million of raw material inventories in North America have been pledged as collateral for a line of credit with a third party.
Note 7—Trade and Other Receivables

In $ millions	2009	2008
Trade receivables	148.1	160.0
Receivables from related parties	3.0	1.1
Prepaid expenses	7.1	7.9
Other receivables	13.5	10.3

Total	171.7	179.3

Aging of trade receivables

In $ millions	2009	2008
Performing and < 3 months accounts receivable	150.6	160.0
Past due accounts receivables:
3-6 months	0.3	1.4
6-9 months	1.0	—
9-12 months	0.9	0.4
> 12 months	—	0.8
Allowance for impairment	(4.7)	(2.6)

Total trade receivables	148.1	160.0

With respect to the trade and other receivables that are neither impaired nor past due, there are no indications as of December 31, 2009 that the debtors will not meet their payment obligations.
Allowance for impairment of trade receivables

In $ millions	2009	2008

Opening balance	2.6	3.5
Additions charged to income	2.6	0.1
Utilization	(0.4)	(1.3)
Currency exchange differences	(0.1)	0.3

Closing balance	4.7	2.6

The additions to the allowance for impairment of trade receivables have been included in the combined statements of operating activities under selling expenses.
The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivables presented above. The Company does not hold any collateral for impaired trade receivables nor does the Company have a significant customer concentration.
Note 8—Provisions

		Pensions and other
		post-retirement	Restructuring of
In $ millions	Total	benefits	activities	Other

Balance at January 1, 2008	83.2	76.1	3.0	4.1
Additions made during the year	19.8	10.7	6.2	2.9
Utilization	(20.4)	(15.5)	(4.3)	(0.6)
Amounts reversed during the year	(1.1)	—	—	(1.1)
Actuarial losses, net	29.8	29.8	—	—
Changes in exchange rates	(0.1)	(0.1)	—	—

Balance at December 31, 2008	111.2	101.0	4.9	5.3

Non-current portion of provisions	107.8	101.0	2.6	4.2
Current portion of provisions	3.4	—	2.3	1.1

Total	111.2	101.0	4.9	5.3

Additions made during the year	17.1	12.1	3.6	1.4
Utilization	(6.9)	(3.5)	(2.3)	(1.1)
Actuarial losses, net	8.5	8.5	—	—
Changes in exchange rates	0.1	0.1	(0.1)	0.1

Balance at December 31, 2009	130.0	118.2	6.1	5.7

Non-current portion of provisions	125.6	118.2	2.0	5.4
Current portion of provisions	4.4	—	4.1	0.3

Total	130.0	118.2	6.1	5.7

Provisions for pensions and other post-retirement benefits
The majority of the Company’s employees participate in Company or other AkzoNobel defined benefit pension plans, defined contribution pension plans and other post-retirement benefit plans, which provide benefits to employees and former employees of both National Starch and other AkzoNobel businesses. In certain of these plans, the assets and liabilities of Company employees (and former Company employees) are combined with those related to employees and former employees of other

AkzoNobel businesses. The Company has obtained information about each of these AkzoNobel plans measured in accordance with IAS 19 on the basis of assumptions that apply to each of the plans as a whole, and used a reasonable allocation to determine the Company’s portion of the each plan’s assets, liabilities and benefit costs under IAS 19. The allocation method used was based on plan participant headcount of the Company’s employees compared to the plan’s total headcount. Management considers that such allocations have been made on a reasonable basis.
For each of these plans, the defined benefit obligation (at each reporting date), and the service cost, contributions, benefit payments, and impact of special events (in each accounting period), relating to the Company, have been determined using actuarial techniques which take into account the membership profile of the Company’s participants. Where applicable, plan assets at each reporting date have been split in the same proportion as the defined benefit obligation. Management believes that such allocations have been made on a reasonable basis.
Other employees of the Company participate in stand-alone National Starch pension and other post-retirement benefit plans. The related expenses, assets and liabilities for these plans are accounted for in accordance with IAS 19.
Valuations of the obligations under the pension and other post-retirement benefit plans are carried out annually. The discount rates applied are based on yields available on high-quality corporate bonds that have currencies and terms consistent with the currencies and estimated terms of the Company’s obligations.
The defined benefit pension plans in which the Company’s employees participate generally provide benefits based on years of service and employees’ compensation. The funding policies for the plans are consistent with local requirements in the countries of establishment. Obligations under these plans are systematically provided for by depositing funds with trustees or separate foundations, under insurance policies, or by recording provisions in the combined statements of assets and liabilities.
A number of the Company’s current and former employees participate in post-retirement healthcare and life insurance plans. The Company has accrued for the expected costs of providing such post-retirement benefits during the years that the employee rendered the necessary services.
Below, a table is provided with a summary of the changes in the pension and the other post-retirement benefit obligations and plan assets for the years ended December 31, 2009 and 2008.

			Other post-retirement
	Pensions		benefits
In $ millions	2009	2008	2009	2008

Defined benefit obligation
Balance at beginning of year	196.5	196.7	17.2	16.0
Settlements / curtailments	(0.1)	—	—	—
Plan amendment	0.5	—	—	—
Service costs	6.1	7.5	0.7	0.6
Contribution by employees	—	0.2	0.3	—
Interest costs	11.5	11.6	0.9	1.0
Benefits paid	(9.2)	(13.3)	(0.9)	(1.6)
Actuarial (gains) / losses	16.1	(2.8)	(2.7)	1.3
Changes in exchange rates	2.1	(3.4)	0.1	(0.1)

Defined benefit obligation at year-end	223.5	196.5	15.6	17.2

Plan assets
Balance at beginning of year	(111.6)	(135.4)	—	—
Contribution by employer	(2.7)	(13.7)	(0.6)	(1.6)
Contribution by employees	—	(0.2)	(0.3)	—
Benefits paid	9.0	13.1	0.9	1.6
Expected return on plan assets	(7.6)	(10.1)	—	—
Actuarial (gains) / losses	(4.9)	31.3	—	—
Changes in exchange rates	(2.1)	3.4	—	—

Plan assets at year-end	(119.9)	(111.6)	—	—

Reconciliation of provision	103.6	84.9	15.6	17.2

Unrecognized past service costs	—	—	(1.0)	(1.1)

Total	103.6	84.9	14.6	16.1

Funded and unfunded pension plans

In $ millions	2009	2008

Wholly or partly funded plans	209.2	185.8
Unfunded plans	14.3	10.7

Total	223.5	196.5

The net periodic pension costs for the defined benefit pension plans were as follows:
Net periodic pension cost

	Pensions		Other post-retirement benefits
In $ millions	2009	2008	2009	2008

Service costs for benefits earned during the period	6.1	7.5	0.7	0.6
Interest costs on defined benefit obligations	11.5	11.6	0.9	1.0
Expected return on plan assets	(7.6)	(10.1)	—	—
Amortization of past service costs	0.5	—	0.1	0.1
Settlement / curtailment gain	(0.1)	—	—	—

Total	10.4	9.0	1.7	1.7

The cumulative amount of actuarial losses from January 1, 2008 recognized through net assets was $38.3 million and $29.8 million as of December 31, 2009 and 2008, respectively.
Expense recognized for defined contribution plans totalled $5.8 million and $4.3 million during the years ended December 31, 2009 and 2008, respectively.

The weighted average remaining life expectancy of the persons participating in the defined benefit pension plans were:
Remaining life expectancy

	At December 31
In years	2009	2008

Currently aged 60
Male	26.9	27.3
Female	29.2	29.8
Currently aged 45, at age 60
Male	27.2	27.6
Female	29.5	30.0
All assumptions for pensions and other post-retirement benefits have been determined by management based on past experience, future estimates, and based on the knowledge of the plan participant base. The assumptions for the expected return on plan assets were based on a review of the historical returns of the asset classes in which the assets of the pension plans are invested. The historical returns on these asset classes were weighted based on the expected long-term allocation of the assets of the pension plans.
Weighted average assumptions for pensions and other post-retirement benefits

	Pensions		Other post-retirement benefits
In %	2009	2008	2009	2008

Pension benefit obligation at December 31:
-Discount rate	5.3%	5.8%	5.5%	6.0%
-Rate of compensation increase	4.6%	4.5%
Net periodic pensions costs:
-Discount rate	5.8%	5.8%	6.0%	5.8%
-Rate of compensation increase	4.5%	4.4%
-Expected return on plan assets	6.9%	7.1%
National Starch’s and AkzoNobel’s primary objective with regard to the investment of pension plan assets is to ensure that in each individual scheme sufficient funds are available to satisfy future benefit obligations. For this purpose, asset and liability management (ALM) studies are made periodically for each pension fund. An appropriate mix is determined on the basis of the outcome of these ALM studies, taking into account the local rules and regulations. Pension plan assets principally consist of long-term interest-earning investments and quoted equity securities. The weighted average pension plan asset allocation at December 31, 2009 and 2008 for the pension plans by asset category are as follows:
Plan asset allocation

	Plan assets at December 31
In %	2009	2008

Equity securities	28.8%	25.4%
Long-term interest earning investments	57.3%	56.7%
Real estate and other	13.9%	17.9%

Total	100%	100%

Weighted average assumptions for other post-retirement benefits were as follows:
Weighted average assumptions

In % / year	2009	2008

Assumed healthcare cost trend rates at December 31:
• Healthcare cost trend rate assumed for next year	7.5%	8.5%
• Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.0%

• Year that the rate reaches the ultimate trend rate	2015	2015

Assumed healthcare cost trend rates can have a significant effect on the amounts reported for the healthcare plans. A one percentage point change in assumed healthcare cost trend rates would have the following effects:
Sensitivity healthcare cost trends

	1% point	1% point
In $ millions	increase	decrease

(Increase) / decrease on total of service and interest cost	(0.1)	—
(Increase) / decrease on post-retirement benefit obligations	(0.3)	0.3
Cash flows
The Company expects to contribute $6.6 million to its defined benefit pension and other post-retirement benefit plans in 2010.
The following benefit payments, which take into account the effect of future service, are expected to be paid:
Expected benefit payments

		Other post-
		retirement
In $ millions	Pensions	benefits

2010	17.6	0.9
2011	15.9	1.0
2012	15.0	1.0
2013	15.3	1.0
2014	14.9	1.1
2015 — 2019	92.9	5.5
Provisions for restructuring of activities
Provisions for restructuring of activities comprise estimated cash outflows for certain employee benefits and for costs that are directly associated with plans to exit specific activities and to close down facilities. For all restructurings a detailed formal plan exists, and the implementation of the plan has started or the plan has been announced. Most restructuring activities relate to relatively smaller restructurings, and are expected to be completed within two years from the respective date of recognition. However, for certain plans, payments of termination benefits to former employees may take several years longer.
Other provisions
Other provisions primarily relate to other non-pension related long-term employee benefits, such as deferred compensation.

Note 9—Trade and Other Payables
Trade and other payables

In $ millions	2009	2008

Third party payables	126.6	125.2
Payables to related parties	4.0	4.6
Other liabilities	81.3	82.4

Total	211.9	212.2

Other liabilities include accrued employee compensation, including certain employee single and multi-year incentive plans.
Note 10—Financial Risk Management and Financial Instruments
The Company’s activities expose the Company to a variety of financial risks including currency risk, commodity price risk and credit risk. These risks are inherent to the way the Company operates as a Company with a globally integrated supply chain and large number of locally operating businesses. The Company’s overall risk management program seeks to identify, assess, and, if considered appropriate, mitigate these financial risks. These risk mitigating activities include the use of derivative financial instruments to hedge certain risk exposures.
Foreign exchange risk management
The Company operates with a globally integrated supply chain, often sourcing products from a region of one functional currency, but ultimately selling to third-party customers in another currency. The Company enters into limited foreign exchange contracts within its Thailand business for economic hedging purposes. All foreign exchange contracts outstanding at December 31, 2009 and 2008, have a maturity of less than one year. The Company does not use financial instruments to hedge the translation risk of investments in foreign operations or earnings of foreign businesses. Currency derivatives are not used for speculative purposes and are recorded at fair value through the statements of operating activities.
The table below presents a breakdown of the notional amounts of outstanding foreign exchange contracts that the Company’s Thailand business has entered into as of December 31, 2009 and 2008:
Notional amounts at year-end

In millions of noted currency		2009		2008

	Buy	Sell	Buy	Sell

US Dollar	21.4	—	16.4	—
Euro	1.5	—	0.8	0.2
Japanese Yen	172.2	0.5	570.0	0.2
Swedish Krona	—	0.1	—	0.1
The Company performs foreign currency sensitivity analysis by applying an adjustment to the spot rates prevailing during the year. This adjustment is based on observed changes in the exchange rate in the past and management expectation for possible future movements.
On a combined basis, for the year ended December 31, 2009, if the US dollar had weakened or strengthened by 10 percent against the other currencies of the combined Company, with all other variables held constant, operating income for the year would have been approximately $4 million (2008: $7 million) higher or lower.

Commodity price risk management
The Company hedges agricultural commodities with futures and options contracts purchased at the Chicago Mercantile Exchange. Cash flow hedge accounting is applied to these contracts and the Company has operated a hedging program throughout 2009 and 2008. The futures and cash markets for agricultural commodities experienced volatility in 2009 and 2008. The Company’s standard practice is to hedge a substantial portion of the ensuing year’s crop.
As of January 1, 2008, the Company included gains of $3.3 million in net assets and recognized a realized gain of $0.4 million in inventories. During the year ended December 31, 2008, the Company recognized gains of $9.1 million into inventories, and also recognized losses of $28.5 million into net assets, resulting in $34.3 million of realized and unrealized losses included in net assets as of December 31, 2008. At December 31, 2008, a realized loss of $8.0 million was recognized in inventories. At December 31, 2008, agricultural commodities were hedged by the business using futures contracts with a notional value of $38.8 million and a fair value of $(1.7) million.
During the year ended December 31, 2009, the Company recognized losses of $38.9 million into inventories, and also recognized gains of $3.5 million into net assets, resulting in $8.8 million of realized and unrealized gains included in net assets as of December 31, 2009. At December 31, 2009, a realized gain of $1.9 million was recognized in inventories. At December 31, 2009, agricultural commodities were hedged by the business using futures and options contracts with a notional value of $59.1 million and a fair value of $4.6 million.
The Company regularly settles these cash flow hedge positions through margin accounts.
The commodity price risk sensitivity analysis is performed by applying an adjustment to the forward rates prevailing at year-end. This adjustment is based on observed changes in commodity prices in the previous year and management expectations for possible future movements. For the purpose of this sensitivity analysis, the change of the price of the commodity is not discounted to the net present value at the reporting date.
On December 31, 2009, if the prices of agricultural commodities were 10 percent weaker / stronger than the market prices actually prevailing at that date, with all other variables held constant, net assets would have been $5.7 million lower or higher. This is due to the fair value changes of agricultural derivatives which have been accounted for under cash flow hedge accounting.
Credit risk
Credit risk arises from financial assets such as derivative financial instruments with a positive fair value and trade and other receivables.
The Company has a credit risk management policy in place to limit credit losses due to non-performance of financial counterparties and customers. The exposure to credit risk is monitored on an ongoing basis. Credit evaluations are performed on all customers requiring credit. Generally, the Company does not require collateral in respect of financial assets.
Transactions involving derivative financial instruments are with counterparties with sound credit ratings and with whom the Company has contractual netting agreements. The Company has no reason to expect non-performance by the counterparties to these agreements.
Due to the geographical spread of the Company and the diversity of its customers, at December 31, 2009 and 2008, the Company was not subject to any significant concentration of credit risks. The maximum exposure to credit risk is represented by the carrying amount of each financial asset, including derivative financial instruments, in the combined statements of assets and liabilities.

Liquidity risk management
The primary objective of liquidity management is to provide for sufficient cash and cash equivalents to enable the Company to meet its payment obligations. Historically the Company has relied on its parent for financing and cash management. As these combined financial statements exclude financing, no further disclosure has been made regarding liquidity risk management.
Maturity of liabilities and cash outflows

	Less than	Between 1
In $ millions	1 year	and 5 years	Over 5 years

At December 31, 2009:
Trade and other payables, excluding derivative instruments	211.9	—	—

Derivative instruments:
• Outflow (included in trade and other payables)	—	—	—

Total	211.9	—	—

At December 31, 2008:
Trade and other payables, excluding derivative instruments	210.5	—	—

Derivative instruments:
• Outflow (included in trade and other payables)	1.7	—	—

Total	212.2	—	—

The carrying values and estimated fair values of financial instruments are as follows:
Fair value per financial instruments category

			Carrying value per IAS 39 category
			Loans and	At fair value	Total
	Carrying	Out of scope of	receivables / other	through profit or	carrying
In $ millions	amount	IFRS 7	liabilities	loss	value	Fair value

December 31, 2009:
Other assets	28.4	17.8	6.8	3.8	10.6	10.6
Trade and other receivables	171.7	—	169.4	2.3	171.7	171.7

Total financial assets	200.1	17.8	176.2	6.1	182.3	182.3

Trade and other payables	211.9	—	211.9	—	211.9	211.9

Total financial liabilities	211.9	—	211.9	—	211.9	211.9

December 31, 2008:
Other assets	30.0	16.9	10.3	2.8	13.1	13.1
Trade and other receivables	179.3	—	179.3	—	179.3	179.3

Total financial assets	209.3	16.9	189.6	2.8	192.4	192.4

Trade and other payables	212.2	—	212.2	—	212.2	212.2

Total financial liabilities	212.2	—	212.2	—	212.2	212.2

Loans and receivables and other liabilities are recognized at amortized cost, using the effective interest method, with the exception of amounts related to the unrealized gain/loss for commodity hedges, which are measured at fair value. The carrying amounts of receivables less allowance for impairment and other current liabilities approximate fair value due to the short maturity period of those instruments.
Fair value of financial instruments
The following valuation methods for financial instruments carried at fair value through profit or loss are distinguished:
• Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities
• Level 2: inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices)
• Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs)
All fair values of financial instruments carried at fair value through profit or loss and hedging instruments employ level 1 and level 2 valuation methods.
Note 11— Contingent liabilities and unrecognized contractual commitments
Environmental matters
Environmental liability risks are reviewed periodically and adjusted, if necessary, and as additional information becomes available. Environmental liabilities can change substantially due to the emergence of additional information on the nature or extent of the contamination, the necessity of employing particular methods of remediation, actions by governmental agencies or private parties, or other factors.
It is the Company’s policy to accrue when it is probable that a liability has materialized and an amount is reasonably estimable. At December 31, 2009 and 2008, no provisions have been recorded for environmental matters.
Litigation
From time to time the Company is subject to legal claims and disputes and a number of claims are currently pending, all of which are contested. While the outcome of these claims cannot be predicted with certainty, management believes, based upon legal advice and information received, that the final outcome will not materially affect the Company’s financial position.
Commitments
The Company holds operating leases for certain vehicles, equipment, warehouses, buildings and other assets. Future minimum lease payments under operating leases as of December 31, 2009 are as follows:
Maturity of operating leases

In $ millions	2009

Payments due within one year	11.7
Payments between one and five years	30.0
Payments due after more than five years	31.0

Total	72.7

The Company also has commitments for the purchase of property, plant and equipment of $4.3 million as of December 31, 2009.
The Company has raw material and utility purchase commitments in the ordinary course of business. As of December 31, 2009, the Company had outstanding commitments to purchase 1.2 million metric tons and 84 thousand metric tons of corn in North America and Europe, respectively. Of these amounts, 428 thousand metric tons and 47 thousand metric tons of corn had been priced in North America and Europe, respectively. Such pricing is not indicative of the ultimate net cost the Company will bear due to the Company’s hedging strategy as described in Note 10. As of December 31, 2009, the Company had commitments to purchase 705 million kw-hrs of natural gas in North America. Of this amount, 424 million kw-hrs had been priced for a total value of $8.8 million. As of December 31, 2009, the Company had commitments to purchase 102 million kw-hrs of natural gas and 49 million kw-hrs of electricity in Europe at a total cost of $7.6 million.
Note 12 — Subsequent events
At April 23, 2010, AkzoNobel announced its intention to divest the National Starch business. At June 19, 2010, AkzoNobel and CPI signed an International Share and Business Sale Agreement in relation to the National Starch business. The change in ownership is subject to completion of certain closing conditions, and the transfer of assets and liabilities is governed by the International Share and Business Sale Agreement.
Bridgewater, August 17, 2010
J.P. Zallie
Chief Executive Officer and President of National Starch
/s/ J.P. Zallie
H.W.M. Kieftenbeld
Chief Financial Officer of National Starch
/s/ H.W.M. Kieftenbeld

Independent Auditors’ Report
The Board of Management
National Starch LLC:
We have audited the accompanying combined statements of assets and liabilities of the National Starch business of Akzo Nobel N.V. (the Business) as of December 31, 2009 and 2008, and the related combined statements of operating activities and identifiable cash flows for the years then ended. These combined financial statements are the responsibility of the Business’ management. Our responsibility is to express an opinion on these combined financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
The accompanying combined financial statements were prepared on the basis of accounting described in Notes 1 and 2 for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K of Corn Products International, Inc., and are not intended to be a complete presentation of the Business’ financial position, results of operations or cash flows in full compliance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the assets and liabilities of the National Starch business of Akzo Nobel N.V. as of December 31, 2009 and 2008, and the results of its operating activities and its identifiable cash flows for the years then ended, on the basis of accounting described in Notes 1 and 2.

/s/ KPMG LLP

Short Hills, NJ
August 17, 2010